UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2019

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon's Court, 22 Victoria Street

Hamilton HM 12, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (441) 295-2244

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Genpact Limited, a Bermuda Company (the “Company”), has appointed Ajay Agrawal to the Board effective January 15, 2019.  The Board has not yet determined on which Board committees, if any, Mr. Agrawal will serve.

Mr. Agrawal, age 49, is currently the Geoffrey Taber Chair in Entrepreneurship and Innovation and Professor of Strategic Management at the University of Toronto’s Rotman School of Management, where he has served on the faculty since 2003.  Prior to 2003, Mr. Agrawal served as an assistant professor at Queen’s University.  In 2012, he founded and currently serves as academic director of the Rotman School of Management’s Creative Destruction Lab, where he oversees operations across multiple cities in Canada and the United States to help incubate businesses that apply artificial intelligence and other technologies to commercial applications. Mr. Agrawal is also the co-founder of Kindred AI, a company that makes artificial intelligence for robots.

In accordance with the Company’s compensation program for non-employee directors, Mr. Agrawal will receive an annual retainer of $62,500.  He will also receive a sign-on grant of restricted share units with a value of $180,000 based on the closing share price of a Company common share on the grant date and an annual grant of restricted share units with a value of $120,000 based on the closing share price of a Company common share on the grant date. Mr. Agrawal has also entered into the Company’s standard form of indemnification agreement for directors of the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: January 22, 2019	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Senior Vice President, General Counsel and Secretary